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DISABILITY RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date, or if later, the date shown below. Terms not defined in this Rider have the meaning given to them in the Contract. The "Withdrawal Charges" section of the Contract is amended by adding the following paragraphs at the end of that section:

SBL will waive the Withdrawal Charge in the event of a Withdrawal after any Owner has become totally and permanently disabled after the Contract Date and prior to age 65. "Totally and permanently disabled" means that:

  1. the Owner is unable, because of physical or mental impairment, to perform the material and substantial duties of any occupation for which the Owner is suited by means of education, training or experience;

  2. the impairment must have been in existence for more than 180 days to qualify for this benefit; and

  3. the impairment must be expected to result in death or be long-standing and indefinite.

SBL requires proof of disability and proof of age. SBL will accept as proof of disability a certified Social Security finding of disability or a written statement by a licensed physician. SBL will accept a certified birth certificate as proof of age. Such proof of disability and age must be acceptable to SBL.

SBL reserves the right to: (1) have the Owner examined by a physician of SBL's choice and at SBL's expense to determine whether the Owner is eligible for a waiver of the Withdrawal Charge as provided herein; and (2) require current proof of disability with each Withdrawal request.

SBL will deduct a charge for this Rider as set forth in the Contract. SBL will not deduct the charge from Fixed Account Contract Value to the extent such charge exceeds the amount of Current Interest in excess of the Guaranteed Rate. The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA
Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6064 (8-00)